                                                                   Exhibit 5.1



                          REED SMITH SHAW & MCCLAY LLP

                                   435 Sixth Avenue
                       Pittsburgh, Pennsylvania 15219-1886
                              Phone: 412-288-3131
                               Fax: 412-288-3063


                                       May 28, 1998


Westinghouse Air Brake Company
1001 Air Brake Avenue
Wilmerding, PA  15148-0001

                  Re:     Registration Statement on Form S-8
                          ----------------------------------
Gentlemen and Ladies:

                  We have acted as special counsel to Westinghouse Air Brake Company (the "Company") in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act") relating to up to 500,000 shares of Common Stock, par value $.01 per share, of the Company (the "Common Stock") which may be purchased by employees of the Company under the Company's 1998 Stock Purchase Plan (the "Plan"). The Plan provides that only reacquired shares of Common Stock may be issued under the Plan. In rendering our opinion below, we have assumed that any previously issued shares reacquired by the Company and used under the Plan will have been duly authorized, validly issued and fully paid at the time of their original issuance.

                  In connection with this opinion, we have examined, among other things:

                  (1) the Restated Certificate of Incorporation of the Company,
                      as amended to date;

                  (2) resolutions adopted by the Board of Directors of the
                      Company on October 22, 1997 adopting the Plan and on April 1, 1998 making certain amendments to the Plan; and

                  (3) the Plan, as currently in effect.

                  Based upon the foregoing and upon an examination of such other documents, corporate proceedings, statutes, decisions and questions of law as we considered necessary in order to enable us to furnish this opinion, and subject to the assumptions set forth above, we are pleased to advise you that in our opinion:

                  (a) The Company has been duly incorporated and is a validly existing corporation under the laws of the State of Delaware; and

                  (b) The shares of Common Stock being registered and which may be issued by the Company pursuant to the provisions of the Plan have been duly authorized, and upon such issuance in accordance with the provisions of the Plan such shares will be validly issued, fully paid and nonassessable.

REED SMITH SHAW & MCCLAY LLP

Westinghouse Air Brake Company          -2-                        May 28, 1998


                  We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                               Yours truly,

                                               /s/ Reed Smith Shaw & McClay LLP


PDG, Jr.:SSA